Class F Share Participation Agreement

Ladies and Gentlemen:

We have entered into a principal underwriting agreement with each Fund in The American Funds Group (Funds) under which we are appointed exclusive agent for the sale of Class F-1 shares, Class F-2 shares, and Class F-3 shares of the Funds (together Shares or Class F shares). You have represented that you maintain a fee-based program(s) or you place trades for your representatives, your affiliates, or third-party broker-dealers that maintain fee-based programs (Program or Programs) under which your or their clients (Clients) may purchase shares of participating open-end investment companies at net asset value. We are willing to make available to you Shares of the Funds as are qualified for sale in your state for purchase by Clients through the Program(s), subject to the terms and conditions below and the Fund Prospectuses.

1.      Authorization to Sell

You may offer to non-retirement plan Clients that are participating in the Program, Shares of the Funds only at the regular public price currently determined by the respective Funds in the manner described in their offering Prospectuses. The offering Prospectuses and this Agreement set forth the terms applicable to your making Fund Shares available to your clients and all other representations or documents are subordinate. If you offer Class A shares of the Funds on a load-waived basis pursuant to an Addendum to your American Funds Selling Group Agreement, that Addendum is terminated as to any new accounts effective March 15, 2001. However, you may continue to offer Class A shares of the Funds on a load-waived basis to accounts existing on March 15, 2001. Class F shares are not available to retirement plan Clients, only Class R shares may be used. The terms of your Selling Group Agreement with us will control that arrangement.

2.      Compensation for Sales of Fund Shares

a.	In consideration of your making Class F-1 shares of the Funds available through the Program, we will pay you compensation on a quarterly basis at the annual rate of 0.25% of the average daily net asset value of Class F-1 shares of Funds listed on Schedule A that are held in an account assigned to you. Such fee shall be paid within 30 days following the end of the quarter for which such fees are payable (currently the quarters are February, May, August and November). In order to receive a service fee for a particular quarter, the fee must amount to at least $10. The payment of this compensation is subject to the limitations contained in each Fund’s Plan of Distribution and may be varied or discontinued at any time. No compensation shall be paid under this Agreement on Class F-2 or Class F-3 shares of the Funds.

b.	If you offer American Funds U.S. Government Money Market Fund, you acknowledge and agree that we may discontinue making payments of 12b-1 fees in respect of American Funds U.S. Government Money Market Fund if the

fund’s investment adviser determines, in its sole discretion, that the yield on the fund’s portfolio securities does not support such payments. We currently intend to make these payments under this Agreement.

c.	You agree that if you are assigned to an account holding Class F-1 shares of the Funds that were converted from Class C shares of the Funds and those Class F-1 shares are held outside of a Program, you will pass through a portion of the fee paid under this section to the financial adviser associated with the account.

3.      Compensation for Services

You may be eligible to receive compensation for providing certain services in respect of Shares of the Funds if you meet the requirements of and enter into a Dealer Services Agreement with American Funds Service Company.

4.      Order Processing

a. Any order by you for the purchase of Shares of the respective Funds through us shall be accepted at the time when it is received by us (or any clearing house agency that we may designate from time to time), and at the offering and sale price next determined, unless rejected by us or the respective Funds. In addition to the right to reject any order, the Funds have reserved the right to withhold Shares from sale temporarily or permanently. We will not accept any order from you that is placed on a conditional basis or subject to any delay or contingency prior to execution. The Shares purchased will be issued by the respective Funds only against receipt of the purchase price, in collected New York or Los Angeles

Clearing House funds. If payment for the Shares purchased is not received within three days after the date of confirmation the sale may be cancelled, by us or by the respective Funds, without any responsibility or liability on our part or on the part of the Funds. In such event, we and/or the respective Funds may hold you responsible for any loss,

expense, liability or damage, including loss of profit suffered by us and/or the respective Funds resulting from your delay or failure to make payment as aforesaid.

b.	You shall place orders for the purchase and redemption of Shares as described in the Dealer Services Agreement with American Funds Service Company.

5. Timeliness of Submitting Orders

a. You are obliged to date and indicate the time of receipt of all orders you receive from your clients and to transmit promptly all orders to us in time to provide for processing at the price next determined after receipt by you, in accordance with the Prospectuses. You are not to withhold placing with us orders received from any customers for the purchase of Shares. You shall not purchase Shares through us except for the purpose of covering purchase orders already received by you, or for your bona fide investment.

b. You confirm that you have policies and procedures in place to ensure that only those orders received by you by 4:00 p.m.

Eastern Time on any business day will be submitted to us to receive that business day’s price. Orders received by you after 4:00 p.m. Eastern Time must be executed at the price next determined after the order was received by you.

6. Processing Redemption Requests

You shall not purchase any Share of any of the Funds from a record holder at a price lower than the net asset value next determined by or for the Funds’ Shares. You shall, however, be permitted to sell any shares for the account of a shareholder of the Funds at the net asset value currently quoted by or for the Funds’ shares, and may charge a fair service fee for handling the transaction provided you disclose the fee to the record owner.

7. Prospectuses and Marketing Materials

We shall furnish you without charge reasonable quantities of offering Prospectuses (including any supplements currently in effect), current shareholder reports of the Funds, and sales materials issued by us from time to time. In the purchase of Shares through us, you are entitled to rely only on the information contained in the offering Prospectus(es). You may not publish any advertisement or distribute sales literature or other written material to the public that makes reference to us or any of the Funds (except material that we furnished to you) without our prior written approval.

8. Effect of Prospectus

This Agreement is in all respects subject to statements regarding the sale and repurchase or redemption of Shares made in offering Prospectuses of the Funds, and to the applicable Rules of the Financial Industry Regulatory Authority (FINRA), which shall control and override any provision to the contrary in this Agreement

9. Relationship of Parties

You shall make available Shares of the Funds only through us. In no transaction (whether of purchase or sale) shall you have any authority to act as agent for, partner of, or participant in a joint venture with us or with the Funds or any other entity having an Agreement with us.

10. State Securities Qualification

We act solely as agent for the Funds and are not responsible for qualifying the Funds or their Shares for sale in any jurisdiction. Upon written request, we will provide you with a list of the jurisdictions in which the Funds or their Shares are qualified for sale. We also are not responsible for the issuance, form, validity, enforceability or value of Fund Shares.

11. Representations

a.	You represent that you are (a)(i) a properly registered or licensed broker or dealer under applicable federal and state securities laws and regulations, (ii) a member of FINRA and (iii) not currently under an order suspending or terminating your membership with FINRA, or (b) an entity that is affiliated with a FINRA-registered broker-dealer firm. (The provisions of this section do not apply to a broker or dealer located in a foreign country and doing business outside the jurisdiction of the United States.)

b.	Each party to this Agreement represents that it will comply with all applicable laws, including applicable state privacy laws.

c.	Each party agrees to notify the other party immediately in writing if the foregoing representations cease to be true to a material extent.

12. Confidentiality

Each party to this Agreement agrees to maintain all information received from the other party pursuant to this Agreement in confidence, and each party agrees not to use any such information for any purpose, or disclose any such information to any person, except as permitted by applicable laws, rules and regulations. This provision shall survive the termination of this Agreement.

13. Termination

Either of us may cancel this Agreement at any time by written notice to the other.

14. Notices

All communications to us should be sent to the following address:

American Funds Distributors, Inc.

Attn: Contract Administration
3500 Wiseman Boulevard
San Antonio, TX 78251-4321

Telephone No.: 800/421-5475, ext 8

Facsimile No.: 210/474-4088

Any notice to you shall be duly given if mailed or sent by overnight courier to you at the address specified by you below.

15. Miscellaneous

We reserve the right not to pay any compensation more than six (6) months in arrears in respect of accounts and/or assets that were not timely identified as eligible for compensation pursuant to this Agreement.

* * * * *

Execute this Agreement in duplicate and return one of the duplicate originals to us for our file. This Agreement (i) may be amended by notification from us and orders received following such notification shall be deemed to be an acceptance of any such amendment; (ii) may be electronically stored and the electronic copy shall constitute a true, complete, valid, authentic and enforceable record of the Agreement; and (iii) shall be construed in accordance with the laws of the State of California.

Very truly yours,

American Funds Distributors, Inc.

By

Matthew P. O’Connor

President

Accepted:

________________________________________________

Firm

By_____________________________________________

Officer or Partner

________________________________________________

Print Name

________________________________________________

Title

Address:

________________________________________________

________________________________________________

Date:

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Schedule A

July 29, 2016

(supersedes all previous versions of Schedule A)

AMCAP Fund	EuroPacific Growth Fund
American Balanced Fund	Fundamental Investors
American Funds Corporate Bond Fund	The Growth Fund of America
American Funds Developing World Growth and Income Fund	The Income Fund of America
American Funds Emerging Markets Bond Fund	Intermediate Bond Fund of America
American Funds Global Balanced Fund	International Growth and Income Fund
American Funds Inflation Linked Bond Fund	The Investment Company of America
American Funds Mortgage Fund	Limited Term Tax-Exempt Bond Fund of America
American Funds Portfolio Series	The New Economy Fund
American Funds Retirement Income Portfolio Series	New Perspective Fund
American Funds Short-Term Tax-Exempt Bond Fund	New World Fund
American Funds Strategic Bond Fund	Short-Term Bond Fund of America
American Funds Target Date Retirement Series	SMALLCAP World Fund
American Funds Tax-Exempt Fund of New York	The Tax-Exempt Bond Fund of America
American Funds U.S. Government Money Market Fund	The Tax-Exempt Fund of California
American High-Income Municipal Bond Fund	U.S. Government Securities Fund
American High-Income Trust	Washington Mutual Investors Fund
American Mutual Fund
The Bond Fund of America
Capital Income Builder
Capital World Bond Fund
Capital World Growth and Income Fund